Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement Form S-4 of Aerkomm Inc. (the “Company”) of our reported dated August 18, 2025, under the Securities Act of 1933 with respect to the audit of the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
January 15, 2026	Certified Public Accountants
PCAOB ID: 1171